                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               PUREZZA GROUP, INC.

            (State or jurisdiction of incorporation or organization)
                                     Florida

              (Primary Std. Industrial Classification Code Number)
                                      2800

                            (IRS Employer ID Number)
                                   65-093-9305

          (Address and telephone number of principal executive offices)
                                 24 Madison Road
                           Fairfield, New Jersey 07004
                                 (973) 439-1433

 (Address of principal place of business or intended principal place of business)
                                 24 Madison Road
                           Fairfield, New Jersey 07004

            (Name, address and telephone number of agent for service)
     -----------------------------------------------------------------------
                                   Larry Legel
                       5100 N. Federal Highway, Suite 409
                         Fort Lauderdale, Florida 33308
                                 (954) 493-8900

                             (All communications to)
                            Brenda Lee Hamilton, Esq.
                        Hamilton, Lehrer and Dargan, P.A.
                        555 S. Federal Highway, Suite 270
                            Boca Raton, Florida 33432
                                 (561) 416-8956

           1,144,000 SHARES ARE BEING OFFERED BY SELLING SHAREHOLDERS

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, as amended, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act of 1933, check the following box and list the
Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d)
under the Securities Act of 1933, check the following box and list the
Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                     CALCULATION OF REGISTRATION FEE (1)(2)

 Title of each class                                          Amount of        Registration
 of securities           Amount to be   Offering price    aggregate offering       Fee
 to be registered        registered
 --------------------------------------------------------------------------------------------

 Common Stock,            1,144,000        $1.10            $1,258,400            $115.77
  $.001 par value
 --------------------------------------------------------------------------------------------

(1)    Estimated solely to calculate the registration fee pursuant to Rule 457.
(2)    Selling Shareholders hold all of the shares that we are registering.  The
       Selling Shareholders will be required to sell their shares at one dollar and ten cents per share until all our common stock is quoted on the
       Over-the-Counter Bulletin Board and thereafter at prevailing prices or privately negotiated prices.  We will not receive proceeds from the sale of the shares from the Selling Shareholders.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the
Commission, acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. Our
Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED APRIL 1, 2002

Our current shareholders are offering 1,144,000 shares of our common stock.

Our common stock is not now listed on the Over-the-Counter Bulletin Board or any national securities exchange or the NASDAQ stock market.

The Selling Shareholders will be required to sell their shares at one dollar and ten cents per share.  We will pay all expenses of registering the securities.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY
PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS"
BEGINNING ON PAGE 8  .

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. Our
Selling Shareholders may not sell these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to sell these securities in any state where the offer or sale is not permitted.

            The date of this preliminary prospectus is April 1, 2002
       ------------------------------------------------------------------

                              Offering Information

                 Price to    Underwriting         Estimated         Proceeds to
                             Commissions(2)       Expenses(3)        Company

Per Share         $1.10           N/A                 N/A               N/A
--------------------------------------------------------------------------------
Total              $0.0          $0.0                $0.0              $0.0
--------------------------------------------------------------------------------

(1) The offering price of the shares of common stock has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation.  Prior to this offering, there has been no market for our securities.  The offering price for the selling shareholder's shares has been determined solely by  management.
(2) Selling Shareholders hold all of the shares that we are registering. Because we are not selling any of our shares, there are no underwriting commissions involved in this offering.
(3) Does not include offering costs, including filing, legal, and accounting estimated at $60,115.77.  We have agreed to pay all the costs of this offering.  Selling Shareholders will pay no offering expenses.
(4) We will not receive proceeds from the sale of shares from the Selling
    Shareholders.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the
Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to sell these securities in any state where the offer or sale is not permitted.

            The date of this preliminary prospectus is April 1, 2002

                                TABLE OF CONTENTS

PART I - INFORMATION REQUIRED IN PROSPECTUS
  ITEM 1.  Front of Registration Statement and Outside Front Cover of

  ITEM 14. Disclosure of Commission Position on Indemnification for Securities

  ITEM 23. Changes In and Disagreements With Accountants on
           Accounting and Financial Disclosure................................43
PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.           SUMMARY INFORMATION AND RISK FACTORS

                               PROSPECTUS SUMMARY

This prospectus contains statements about our future business  operations that involve risks and uncertainties. Our actual results could differ significantly from our anticipated future operations, as  a result of many factors, including those identified under the "Risk Factors" section of this prospectus beginning on page 8. The prospectus summary contains a summary of all material terms of the prospectus. You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the
Financial Statements section beginning on page 43, prior to making an investment decision.

                              HOW WE ARE ORGANIZED

We were incorporated in the State of Florida on August 9, 2001 to engage in the business of  marketing an environmental clean-up product, Phoslock.  We are authorized to issue 100,000,000 shares of common stock, of which 11,440,000 shares are issued and outstanding. We are not authorized to issue  preferred stock.
                              WHERE YOU CAN FIND US

Our principal executive  offices are located at 24 Madison Road, Fairfield, New
Jersey 07004.  Our telephone number is (973) 439-1401.

                               ABOUT OUR BUSINESS

We are a development stage company with limited operations and no revenues.  We were formed to market Phoslock, an environmental cleanup product, which removes phosphorus and other substances that contaminate natural and industrial waters and waste water streams. We have a sublicense agreement with Integrated
Minerals Technology, the Australia based licensor of the Phoslock product. This permits us to manufacture, market and distribute the Phoslock product to the
United States, Canada, Mexico, Central America, and South America.  During our
first year of operations, we plan to focus our marketing efforts of  Phoslock only in the United States through an affiliated company.  Although we have the rights to do so, we will not attempt to market Phoslock in Canada, Mexico and
Central and South America, until at least our second year of operations.

                                  THE OFFERING

As of the date of this prospectus, we have 11,440,000 shares of common stock outstanding and no shares of preferred stock outstanding.  This offering is comprised entirely of shares of our common stock held by our Selling
Shareholders.

Although we have agreed to pay all offering expenses, we will not receive any proceeds from the sale by the Selling Shareholders of their securities. We anticipate estimated offering expenses of $60,115.77.  We may borrow funds from our management or others to pay the offering expenses.

The Selling Shareholders are offering 1,144,000 shares of our common stock.  The
Selling Shareholders will be required to sell their shares at $1.10 until all our shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing prices or privately negotiated prices.

OUR FINANCIAL SUMMARY:
Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should also carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

----------------------------------- -----------------------------------
         STATEMENT OF                          PERIOD FROM
         OPERATIONS                   INCEPTION TO DECEMBER 31, 2001
----------------------------------- -----------------------------------
Net Sales                                          $0
----------------------------------- -----------------------------------
Cost of Sales                                      $0
----------------------------------- -----------------------------------
Gross Profit                                       $0
----------------------------------- -----------------------------------
Operating Expenses                                 $114,065
----------------------------------- -----------------------------------
Loss from Operations                              ($114,065)
---------------------------------- -----------------------------------
Other Expenses, Net                                $0
----------------------------------- -----------------------------------
Net Loss                                          ($132,174)
----------------------------------- -----------------------------------
Net Loss per Common Share                         ($0.01)
----------------------------------- -----------------------------------

           BALANCE SHEET
               AS OF
         DECEMBER 31, 2001
----------------------------------- -----------------------------------
                                                   ASSETS
-----------------------------------------------------------------------
Total Current Assets                               $686,262
----------------------------------- -----------------------------------
Other Assets                                       $151,824
----------------------------------- -----------------------------------
Total Assets                                       $838,086
----------------------------------- -----------------------------------

                       LIABILITIES & STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------
Current Liabilities:
-----------------------------------------------------------------------
Accounts Payable & Accrued
 Liabilities                                       $ 11,250
----------------------------------- -----------------------------------
Total Current Liabilities                          $11,250
----------------------------------- -----------------------------------
Note Payable to Debenture Holder                   $600,000
 ---------------------------------------------------------------------
Accrued Interest Payable
To Debenture Holder                                $20,252
----------------------------------- -----------------------------------
Total Long Term Liabilities:                       $620,252
----------------------------------- -----------------------------------
Total Liabilities                                  $631,502
----------------------------------- -----------------------------------
Total Stockholders' Equity                         $206,584
----------------------------------- -----------------------------------
Total Liabilities and
Stockholders' Equity                               $838,086

RISK FACTORS

AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES
A HIGH DEGREE OF RISK. WE CANNOT ASSURE PROSPECTIVE INVESTORS THAT WE WILL
CONTINUE OPERATIONS, GENERATE REVENUES OR MAKE A PROFIT IN THE FUTURE.

Because we are a development stage company with a limited operating history, you will be unable to determine whether we will ever become profitable.
An investor cannot determine if we will ever become profitable. Future losses are likely before our operations will become profitable, if ever.  We are a development stage company with limited operations and no revenues from our date of inception on August 9, 2001 through December 31, 2001. In addition, during that same period, we have incurred losses of $132,174.  We anticipate that our costs will increase over the next twelve months as we develop our business.  As a result, it is likely that our losses will continue to accumulate for the foreseeable future as we further develop our business.

If we are unable to obtain financing to support our future growth plans, we may have to curtail our plan of operations and the value of your investment may be negatively affected.
Our future business will involve substantial marketing and personnel costs.  If our revenues and existing cash are insufficient to implement our plan of operations, we may need traditional bank financing or financing from a debt or
equity offering.   However, if we are unable to obtain financing when needed, we may be forced to curtail our operations and our growth plans, which could negatively affect our revenues and potential profitability and the  value of your investment.

                                        8

Because neither our management nor our exclusive sales agent has relevant experience or background in an environmental clean-up based business, we may be unable to develop profitable operations.
Although the Australian-based licensor of Phoslock has environmental solutions experience upon which we intend to rely, neither our management nor our
exclusive sales agent has any such experience.   Accordingly, we may be unable
to compete effectively against companies that have experienced management or sales personnel in the environmental clean-up area or develop profitable operations.

Our planned international business will be subject to foreign regulation, foreign jurisdiction, and foreign political events and upheavals that may lead to increased costs and decreased revenues.
We eventually plan to conduct business in Canada, Mexico, and countries located in Central and South America, which will subject us to foreign business risks.
These countries have different standards and controls related to the environment, currency fluctuations, exchange controls, customs, foreign tax increases, import and export, investment and taxation.These countrues may also be subject to economic upheavals or political crisis, instability, or political changes in control.  Our compliance with and reaction to  foreign rules and regulations or foreign political events may force us to decrease or eliminate our business in certain foreign countries,  which would negatively affect our revenues and potential profitability.

Our business may be adversely affected by United States regulatory costs which would negatively affect our potential profitability.
Our shipment of raw materials to our manufacturers will subject us to United
States Department of Transportation regulations.  The manufacture of the
Phoslock product will subject our manufacturers and us to the regulations of the
Occupational Safety and Hazardous Administration.  Because the two primary substances used to make the Phoslock product are approved substances by the
United States Environmental Protection Agency, we believe that we are not subject to Environmental Protection Agency approval; however, there are no assurances that we will not become subject to that agency's regulations.
Regulation of our business may result in increased costs and delays or fines and restrictions which may have an adverse affect on our potential profitability.

If we fail to meet our debt obligations on a debenture agreement our financial condition and operations will be negatively affected.
We received $600,000 of financing in accordance with a debenture agreement which obligates us to pay 8% interest on the unpaid principal balance relating to a
$600,000 debenture note, $600,000 of which remains unpaid as of the date of this registration statement.  Should we default upon the debenture note, we will required to make full repayment of the debenture note and interest outstanding to the debenture holder, which will negatively affect our financial condition and ability to conduct our operations.

                                        9

Should either our agreement with our Australian based licensor or their agreement with an Australian government agency be terminated, we will have to seek an alternative business or cease our operations, in which case you could lose your entire investment.
Our legal right to manufacture and market Phoslock is based upon our license agreement with an Australia-based licensor.  Their right to sublicense Phoslock to us is based upon their agreement with an Australian government agency  that owns the Phoslock patent.  If either of those agreements is terminated due to a breach of contract claim or for any other reason, we will not have the ability to conduct our planned business.  Accordingly, if we failed to find an alternative business, our operations would  cease to exist and you would  lose your entire investment.

We may be unable to meet our minimum royalty payments to our licensor, which will negatively affect our financial condition, and may lead to losses.
Under our sublicense agreement, we are required to make minimum royalty payments to our Australian based licensor, regardless of the amount of Phoslock we sell.
However, our operations may not generate sufficient revenues to pay these minimum royalty payments. Accordingly, the minimum royalty payments will increase our operating costs which may lead to losses and/or may negatively affect our operations.  In addition, if we fail to make the minimum royalty payments, we will be in violation of the agreement with our licensor, which could lead to termination of the agreement and loss of your entire investment.

Our agreement with our licensor imposes restrictions on our ability to market and promotes the Phoslock product, which may restrict our ability to conduct a successful marketing campaign.
Our sublicense agreement requires us to use promotional materials supplied by or approved by the Licensor.  Accordingly, although we may present promotional materials to our Licensor which we believe will successfully market the Phoslock product, our Licensor may disapprove of the materials, which may negatively affect our ability to conduct a successful marketing campaign.

We may experience logistical difficulties in the shipment of raw materials to manufacturers of the Phoslock product, which could lead to product manufacturing and delivery delays, increased costs, and possible adverse effect upon our brand name reputation.
We have no current plan to maintain an inventory of the Phoslock product;
accordingly, we must rely upon effectively coordinating the shipment of raw materials to our potential manufacturers on a per order basis.  Because we plan to have the materials shipped from various locations, including China, there may be significant delays in raw material shipments to our manufacturers, product delivery delays, increased costs, and negative effects upon our brand name reputation.

                                       10

Because the Australian government agency patent owner has failed to file for patent protection in the countries where we intend to operate, we face risks associated with protection of the proprietary Phoslock product that may negatively affect our potential profitability.
Our success depends on the ability of the Australian government agency patent owner to protect proprietary technology and intellectual property rights regarding the Phoslock product; however, the Australia based government agency that owns the patent for Phoslock has not filed for patent protection with the appropriate governmental patent agencies in the United States, Canada, Mexico, and Central and South America. Accordingly, we may be subject to patent infringement claims which may lead to substantial litigation costs, possible injunctions against further use of the product, or monetary judgments against us, our licensor, or the Australian government agency patent owner, all of which may negatively affect our potential profitability.

Because the Licensor of our sole product is located in Australia, it will be difficult to enforce liabilities or pursue any legal action against the
Australian based licensor.
Because  the licensor of the product we intend to market is located in
Australia, we may find it difficult or impossible to serve process within the
United States regarding any claims that we may bring against our licensor, including any material breaches of our license agreement with that company.  In addition, you should not assume that courts in Australia would enforce judgments of U.S. courts obtained in an action against our licensor based upon applicable
U.S. federal or state laws.

Our operations are subject to possible conflicts of interest; there are no assurances that we will resolve these conflicts in a manner favorable to our minority shareholders.
Our officers/directors are involved in other business activities and may, in the future, become involved in such other business opportunities. If other business opportunities become available, our officers/directors may face a conflict in selecting between our business objectives and their own. We have not formulated a policy for the resolution of such conflicts. Future transactions or arrangements between or among our officers, directors and shareholders, and companies they control, may result in conflicts of interest, which may have an adverse affect on the rights of minority shareholders, our operations and our financial condition.

                                       11

Our operations are subject to possible conflicts of interest regarding our agreement and relationship with our President's son; there are no assurances that we will resolve these conflicts in a manner favorable to our minority shareholders.
Our President, Leonard Perle, is employed as a Vice-President of Operations by
Jeen International, which is solely owned by our President's son, Adam Perle.
Currently, we are leasing office space at Jeen International's facility in
Fairfield New Jersey. We also have an exclusive marketing agreement with another company that is owned by  Adam Perle, Pro-Finishes, Inc.  This agreement provides for commission payments to Pro-Finishes for sales of Phoslock.  In addition, Pro-Finishes owns 900,000 shares of our common stock. The Pro-Finishes agreement was not negotiated at "arms length".  These agreements may create conflicts of interest that may not be resolved in a manner favorable to our minority stockholders.  For more detailed information regarding our agreement with Pro-Finishes, please see our Material Agreements Section at page 29.

No testing of the Phoslock product has occurred on any land or water body located in our target markets; there is no assurance that such tests if conducted will provide positive results.
Testing of the Phoslock product has been conducted upon two water bodies located in Australia; although we plan to conduct testing of water bodies located in the
United States, Canada, Mexico, or Central or South America, no testing has yet occurred. Because the chemical and biological components in an Austrialia water body may be materially  different from a water body located in our target markets, there is no assurance that this product will be a successful means of removing phosphorus and other contaminants in the natural and industrial waters and waste water streams in our target markets.

Because the Phoslock product is new to the environmental clean-up market in our target markets,  we may encounter market difficulties unless we can distinguish our environmental product from others.
The Phoslock product has never been introduced in the countries where we intend to market and distribute the Phoslock product. These countries have traditionally used dredging and Aluminum Sulphate to reduce phosphorous levels.
As a result, we may have difficulty in introducing Phoslock as an environmental solution in these countries, unless we can distinguish our product from others.
Although we plan to distinguish our product by emphasizing its effectiveness as a Phosphorus removal agent and the cost savings it may offer to our customers, there are no assurances that we will be successful in doing so.

The developmental stage nature of our exclusive marketing agent may negatively affect our revenues.
Although Pro-Finishes was incorporated in 1997 in the State of New Jersey, it has never conducted any business and has no experience marketing  environmental products or generally in the environmental cleanup business.  You must consider the risks and difficulties encountered by development stage companies, such as that of our exclusive marketing agent, Pro-Finishes, Inc., including whether
ProFinishes will be able to overcome the challenge of marketing a new environmental product in our target markets.  You must consider  whether
Pro-Finishes can overcome the competitive advantages of other marketing entities that market environmental products which have significantly greater financial and personnel resources than Pro-Finishes.  Accordingly, if  Pro-Finishes is unsuccessful in marketing our products, our revenues will be negatively affected.

                                       12

Because our common stock is considered a penny stock, any investment in our common stock is a high-risk investment and is subject to restrictions on marketability; you may be unable to sell your shares.
If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock and as a result you may be subject to the risk of being unable to sell your shares. In addition, our shareholders will, in all likelihood, find it difficult to sell their securities.  For additional details concerning the disclosure requirements under the penny stock rules, please see our Penny Stock Considerations Section at pages 40-41.

We may not meet the National Association of Security Dealer exchange listing requirements which will be implemented on January 1, 2003 which may lead to increased investment risk and inability to sell your shares
If this registration statement is approved by the Securities and Exchange
Commission, we plan to apply to the National Association of Security Dealers to have our common stock quoted on the Over-the-Counter Bulletin Board; however, as of January 1, 2003 and continuing through June 1, 2003, the National
Association of Security Dealers, subject to the approval of the Securities and
Exchange commission, is phasing out the Over-the-Counter Bulletin Board and as of June 1, 2003, it will be eliminated and replaced with an exchange. There are no assurances that we will meet new exchange requirements, including requirements to have 100 round lot shareholders and a float of 200,000 shares.
Should we fail to meet the new exchange requirements, our common stock will not trade, and you will lose your entire investment.

ITEM 4. USE OF PROCEEDS

Not Applicable. We will not receive any proceeds from the sale of the securities by the Selling Shareholders.

ITEM 5. DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the Selling Shareholders'
shares. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

ITEM 6. DILUTION

Not Applicable. We are not offering any shares in this registration statement.
All shares are being registered on behalf of our Selling Shareholders.

ITEM 7. SELLING SECURITY HOLDERS

The Selling Shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the Selling
Shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the Selling Shareholders upon termination of this offering. We believe that the Selling Shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the Selling
Shareholders.

Name                               Beneficial         Amount           Amount    Percentage Owned
                                  Relationship      Owned Prior        to be       Before/After
                                  with Issuer       to  Offering      Offered       Offering

Bentonite Research Corp.                               520,000         52,000        4.54/4.09
Black, John L.                                          10,000          1,000           ‹1%/0%
Cane, Rudolph C.                                        17,500          1,750           ‹1%/0%
Claycomb, Lloyd                                         25,000          2,500           ‹1%/0%
Consolidated Alliance Ltd.                             520,000         52,000        4.54/4.09
Crenshaw, Kirby                                          5,000            500           ‹1%/0%
Dean, James                                            500,000         50,000        4.37/3.93
Davis, Rich & Connie                                    10,000          1,000           ‹1%/0%
DFM Management, Ltd             Beneficial Owner*    1,500,000        150,000       13.11/11.8
Dorkon Investments Pty Ltd                             400,000         40,000        3.50/3.15
Environmental Research Corp                            520,000         52,000        4.54/4.09
Ettenger, Robert Lee                                     7,500            750           ‹1%/0%

                                       13

Fasoldt, Chris                                           5,000            500           ‹1%/0%
Galluzzo, Isabella                                     520,000         52,000        4.54/4.09
Genesis Research Corp.                                 500,000         50,000        4.37/3.93
Glacier Marketing Int'l, Inc.         Director **       25,000          2,500           ‹1%/0%
Glacier Marketing Int'l, Inc. ESOP    Director **        5,000            500           ‹1%/0%
Grant, Larry T.                                         10,000          1,000           ‹1%/0%
Greely, C. Beau                                          8,000            800           ‹1%/0%
Hamilton, Lehrer & Dargan             Law Firm           5,000            500           ‹1%/0%
Hofer, Richard                                          10,000          1,000           ‹1%/0%
Hokenson, Peter F.                                      50,000          5,000           ‹1%/0%
Integrated Mineral Tech. Ltd.         Licensor         530,000         53,000        4.63/4.17
International Equities Grp, Inc.  Beneficial Owner*    500,000         50,000        4.37/3.93
Jasper Marketing, Inc                 Director **       10,000          1,000           ‹1%/0%
Kissner, William J.                                     68,000          6,800           ‹1%/0%
Legel, Larry                          Director           5,000            500           ‹1%/0%
Legel, Larry & Brenda                 Director           5,000            500           ‹1%/0%
Mantey, Jeffrey                                         11,000          1,100           ‹1%/0%
Mia Gemma Limited                                      500,000         50,000        4.37/3.93
Moreland, W. Douglas                                   250,000         25,000        2.19/1.97
Nagel, Gregory                     Beneficial Owner/   850,000         85,000        7.43/6.69
                                   Debenture Holder
Otto, Michael D.                                        10,000          1,000           ‹1%/0%
Perle, Leonard M.                     Officer          900,000         90,000        7.87/7.08
Porricelli, Michael H.                                  25,000          2,500           ‹1%/0%
Pro-Finishes, Inc                     Sales Agent      900,000         90,000        7.87/7.08
Pumper, Scott                                          250,000         25,000        2.19/1.97
Ross, Warren A. & Frances F.                             3,000            300           ‹1%/0%
R.S. Silkscreening, Inc.                                10,000          1,000           ‹1%/0%
Sanzari Family Trust                                   250,000         25,000        2.19/1.97
Schaefer, Duane                                          3,000            300           ‹1%/0%
Scott, Bradley J.                                        8,000            800           ‹1%/0%
Smith, Donald W.                                        10,000          1,000           ‹1%/0%
Spackeen, Scott                                         30,000          3,000           ‹1%/0%
Sprague, Roy W. & Gertrude M.                           15,000          1,500           ‹1%/0%
Storms, Michael                                         25,000          2,500           ‹1%/0%
Tricou, Rene                                             9,000            900           ‹1%/0%
Tuten, Rick                                            300,000         30,000        2.62/2.36
Two Metres & Offshore Ltd.                             520,000         52,000        4.54/4.09
Vaughn, Gary                                            15,000          1,500           ‹1%/0%
Whalen, William P.                                     250,000         25,000        2.19/1.97
Wright, John B.                                          5,000            500           ‹1%/0%
                                                       --------        --------
   TOTAL                                            11,440,000      1,144,000

*  DFM Management, LTD's and International Equities Group, Inc's shares reflect the indirect ownership of 17.48% of our shares owned by beneficial owner
   Joseph Safina

** The shares of Glacier Marketing Int'l Inc., Glacial Marketing International
   Inc. ESOP and Jasper Marketing, Inc. reflect the indirect ownership of one of our Directors, Larry Legal.

We intend to seek qualification for sale of the securities in those states where the securities will be offered.  That qualification is necessary to resell the securities in the public market and only if the securities are qualified for sale or are exempt from qualification in the states in which the Selling
Shareholders or proposed purchasers reside. There is no assurance that the states in which we seek qualification will approve of the security resales.

                                       14

ITEM 8.  PLAN OF DISTRIBUTION

Our Selling Shareholders are offering 1,144,000 of our common stock. We will not receive proceeds from the sale of shares by the Selling Shareholders.

The Selling Shareholders and any of their pledges, assignees and successors-in-
interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are then traded or in private transactions at a price of one dollar and ten cents per share until all our shares of common stock are quoted on the Over-the-Counter
Bulletin Board and thereafter at prevailing prices or privately negotiated prices.  The Selling Shareholders may use any one or more of the following methods when selling shares:
        o   Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
        o   Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
        o   Purchases by a broker-dealer as principal and resale by the broker-
            dealer for its account;
        o   An exchange distribution in accordance with the rules of the applicable exchanges;
        o   Privately negotiated transactions;
        o   A combination of any such methods of sale; and
        o   Any other method permitted pursuant to applicable law.

The securities offered by this prospectus will be sold by the Selling
Shareholders or by those to whom such shares are transferred. We will file a post effective amendment to this registration statement to identify transferees to whom the Selling Shareholders transfer their stock. We are not aware of any underwriting arrangements that have been entered into by the Selling
Shareholders. The distribution of the securities by the Selling Shareholders may be effected in one or more transactions that may take place in the Over-the-
Counter market, including broker's transactions, privately negotiated transactions or through sales to one or more dealers acting as principals in the resale of these securities.

Any of the Selling Shareholders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. For instance, an illegal distribution may occur if any of the Selling Shareholders were to provide us with cash proceeds from their sales of the securities. If any of the Selling Shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

In addition, the Selling Shareholders and any brokers and dealers through whom sales of the securities are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters'
compensation.

                                       15

The Selling Shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions.
Upon default by such Selling Shareholders, the pledgee in such loan transaction would have the same rights of sale as the Selling Shareholders under this prospectus. The Selling Shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. The Selling Shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such
Selling Shareholders under this prospectus.

In addition to the above, each of the Selling Shareholders and any other person participating in a distribution will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation
M, which may limit the timing of purchases and sales of any of the securities by the Selling Shareholders or any such other person. Upon this registration being declared effective, the Selling Shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the Selling Shareholders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
Under applicable rules and regulations of the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the Selling Shareholders, we will pay all the fees and expenses incident to the registration of the securities, other than the selling security holders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the Selling Shareholders.

Should any substantial change occur regarding the status or other matters concerning the Selling Shareholders , we will file a Rule 424(b) prospectus disclosing such matters.

ITEM 9. LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings, in which we are involved.

                                       16

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The Board of Directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. There are no family relationships between any of the directors and executive officers. Our directors and executive officers are as follows:

Name                  Age          Position                             Term
-----                 ---          --------                             ----
Leonard Perle         66           President/Chief Executive            1 year
                                   Officer/Chairman of the Board

Larry Legel           55           Director/Secretary/Treasurer         1 year
                                   Chief Financial Officer

Leonard Perle has been our President, Chief Executive and Chairman of the
Board Officer since January 20, 2002. From approximately April 1996 to present,
Mr. Perle has been  the Vice President of Operations of Jeen International
Corporation, a chemical manufacturing and distributor located in Fairfield, New
Jersey and incorporated in Florida. Jeen International is solely owned by Mr.
Perle's son, Adam Perle. Since our inception, Mr. Perle has devoted approximately 75% of his time to his position at Jeen International and only 25%
of his time to our business. Commencing in April 2002, Mr. Perle will devote approximately 90% of his time to our business, and only 10% to Jeen
International. From 1969 to 1996, Mr. Perle was the president of Protameen
Chemical Company, a chemical manufacturing and distributor located in Totowa,
New Jersey.  Mr. Perle received a Bachelors Degree in Chemistry from Brooklyn
College in 1961.

Mr. Larry Legel has been a member of our Board of Directors since our inception.
From our inception to January 19, 2002, Mr. Legel was our President, Chief
Executive Officer, Chief Financial Officer, Secretary, and Treasurer.  Mr. Legel
spent approximately 25% of his time as our President/Chief Executive Officer, until January 19, 2002, when he resigned his position as our President/Chief
Executive Officer in order that we could hire a President/Chief Executive
Officer that could devote more time to those positions. Mr. Legel continues in
his capacity as our Chief Financial Officer, Secretary, and Treasurer.   Mr.
Legel has been licensed as a Certified Public Accountant in the State of Florida
since 1974 and has operated and owned his own Certified Public Accounting firm since 1974.  Mr. Legel received a Bachelors Degree in Business Administration from Wayne State University in 1969.

The directors named above will serve until the next annual meeting of our shareholders to be held within six months of the close of our fiscal year or until a successor shall have been elected and accepted the position.  Directors are elected for one-year terms.

                                       17

SIGNIFICANT EMPLOYEES

Other than the aforementioned, we have no other employees.

FAMILY RELATIONSHIPS

There are no family relationships among our officers, directors, or persons nominated for such positions.

LEGAL PROCEEDINGS.

No officer, director, or persons nominated for such positions, promoter, control persons, or significant employee has been involved in legal proceedings that would be material to an evaluation of our management.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this registration statement, of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and (b) by each of our directors or nominees, by all executive officers and our directors and executive officers as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control of our company.

Security  Ownership  of  Beneficial Owners:

Title of Class        Name & Address            Amount        Nature        Percent

Common                Adam Perle.*              900,000       Indirect        7.87%
                      24 Madison Road
                      Fairfield, New Jersey
                      07004

Common                Leonard Perle*            900,000       Direct          7.87%**
                      30 E. 63rd Street
                      New York, New York
                      10021

Common                Joe Safina***             2,000,000     Indirect        17.48%
                      1 E. Broward Blvd.
                      Suite 700
                      Fort Lauderdale, Fl.
                      33301

                                       18

Common                Gregory Nagel             850,000       Direct          7.43%
                      5828 Sebastian, #109
                      San Antonio, Texas
                      78249

* Adam Perle's indirect ownership is composed of 900,000 shares directly owned
by Pro-Finishes, Inc., of which he is the sole owner.   Adam Perle, is the son
of our President, Leonard Perle, who is employed by Jeen International, Inc., a company solely owned by Adam Perle.  In addition, Pro-Finishes, Inc., a company solely owned by Adam Perle, is our exclusive sales agent.  Adam Perle is of majority age and does not live in the same household as Leonard Perle.  Neither
Adam or Leonard Perle derive any beneficial ownership in our common stock from one another.

**Does not include Leonard Perle's receipt of 7,000,000 options which he may exercise at certain revenue or earnings levels.  None of the options have been exercised to date.  None of the options are reasonably expected to be exercised in the next sixty days.

***Mr. Safina's indirect ownership interest is composed of: (a) 500,000 shares directly held by International Equities Group, Inc., a Florida corporation, 50%
owned by Mr. Safina and 50% owned by his wife, Jennifer Safina; and; (b)
1,500,000 shares directly held by DFM Management, Ltd., a limited partnership created under the Texas Revised Limited Partnership Act, 99% of which is owned
by Mr. Safina as a limited partner of DFM Management, Ltd.   International
Equities Group, Inc.  is located at  1 East Broward Boulevard, Suite 700, Fort
Lauderdale, Florida 33301. DFM Management, Ltd. is located at 1900 West Loop
South, Suite  2050, Houston, Texas 77027.  Mr. Safina assisted us in negotiating our license agreement with Integrated Minerals Technology.  There was no verbal or written agreement involving Mr. Safina's negotiations with Integrated
Minerals Technology on our behalf or to compensate Mr. Safina for this service, for which he received none.

Security Ownership of Management:

Title of Class       Name & Address                 Amount        Nature        Percent

Common               Leonard Perle                  900,000       Direct        7.87%*
                     30 E. 63rd Street
                     New York, New York
                     10021

Common               Larry Legel* *                 50,000        Direct/        0.44%
                     5100 N. Federal Highway                      Indirect
                     Suite 409
                     Fort Lauderdale, Florida 33308

Common               Officers & Directors           950,000       Direct/        8.31%
                     as a Group (2)                               Indirect

                                       19

*Does not include Leonard Perle's receipt of 7,000,000 options which he may exercise at certain revenue or earnings levels.  None of the options have been exercised to date.  None of the options are reasonably expected to be exercised in the next sixty days.

**Mr. Legel's direct ownership interest is composed of 5,000 shares of common stock owned by Mr. Legel individually and 5,000 shares of common stock owned with his wife as joint tenants.  Mr. Legel's indirect ownership interest is composed of: (a) 25,000 shares of common stock owned by Glacier Marketing
International, Inc., a Florida corporation 100% owned by Mr. Legel; (b) 5,000 shares of common stock owned by Glacier Marketing International, Inc. ESOP; and
(c) 10,000 shares of common stock owned by Jasper Marketing, Inc., a Florida
corporation 100% owned by Mr. Legel.   Glacier Marketing International and
Jasper Marketing are located at 5100 N. Federal Highway, Suite 409, Fort
Lauderdale, Florida.

ITEM 12. DESCRIPTION OF SECURITIES

The following  description as a summary of the material terms of our securities as is qualified in its entirety be reference to our Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws  have been filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

GENERAL:

We are authorized to issue 100,000,000 shares of common stock with a par value of $.001 per share. As of the date of this registration statement, there were
11,440,000 common shares issued and outstanding held by 51 shareholders of record. All shares of common stock outstanding are validly issued, fully paid and non-assessable.

We are not authorized to issue  shares of preferred stock.

VOTING RIGHTS:

Each share of common stock entitles the holder to one vote on each matter submitted to a vote at a meeting of shareholders, either in person or by proxy.
At each election of directors, each shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by the shareholder, for as many persons as there are directors to be elected at that time for whose election the shareholder has the right to vote.

                                       20

DIVIDEND POLICY:

The Board of Directors may authorize, and we may make, dividends on our shares in cash, property, or our own shares and other distributions to our shareholders, subject to the restrictions contained in our articles of incorporation, to the requirements of Sections 607.0623 and 607.06401 of the
Florida Business Corporation Act. We have not declared or paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

MISCELLANEOUS RIGHTS AND PROVISIONS:

Holders of our common stock have no preemptive rights. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. All outstanding shares of our common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and assessable.
There are no provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

SHARES ELIGIBLE FOR FUTURE SALE.

Once this registration statement is effective, the 1,144,000 shares being offered by our Selling Shareholders will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our
"affiliates", which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

Further,  Rule 144A as currently in effect,  in general,  permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities.  Rule 144A allows our existing  stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

All of the shares being offered by our Selling Shareholders could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

                                       21

ITEM 13. INTEREST OF NAMED EXPERTS AND COUNSEL

Our Financial Statements as of December 31, 2001, and the related Statement of
Operations, Stockholders' Equity and Cash Flows for the period from August 9,
2001 at our inception, through December 31, 2001 have been included in this prospectus are in reliance on the report of Durland and Company, Independent
Certified Public Accountants, P.A., given on the authority of that firm, as experts in accounting and auditing.

ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
         LIABILITIES

Our By-laws provide that: (a) we have the power to indemnify any director, officer, employee, or agent as provided in Section 607.0850 of the Business
Corporation Act; (b) we may make any other or further indemnification or advancement of expenses of any of our directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the person's official capacity and as to action in another capacity while holding such office; and (c) a director, officer, employee, or agent may apply for indemnification or advancement of expenses, or both, to a court of competent jurisdiction.

Insofar as indemnification for liabilities arising under the Securities Act of
1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 15. ORGANIZATION WITHIN LAST FIVE YEARS

On September 30, 2001, we sold 5,000 shares of common stock to our prior president, Larry Legel for $.001 per share, for total consideration of $50.

On September 30, 2001, we sold 900,000 shares of our common stock to Leonard
Perle at $.001 per share for total consideration of $900. Mr. Perle became our
President on January 20, 2002.

On September 30, 2001, we sold 900,000, shares of our common stock to
Pro-Finishes, Inc. for $.001 per share for total consideration of $900.  The president of Pro-Finishes, Inc., Adam Perle, is the son of our President,
Leonard Perle.  Adam Perle is of majority age, lives in a separate residence from Leonard Perle, and Leonard Perle derives no beneficial interest from shares owned by Pro-Finishes.

On September 30, 2001, we sold 500,000 shares of our common stock to
International Equities Group, Inc., a Florida corporation 100% owned by Joseph
Safina, a beneficial owner of our common stock, for $.001 per share for total consideration of $500.

On September 30, 2001, we sold 1,500,000 shares of our common stock to DFM
Management, Ltd., a limited partnership that is 99% owned by Joseph Safina, a beneficial owner of our common stock, for $.001 per share for total consideration of $1,500.

On November 20, 2001, we sold 5,000 shares of our common stock at $.001 per share for total consideration of $5 to Larry and Brenda Legel as Tenants by the
Entirety.

                                       22

On November 20, 2001, we sold 25,000 shares of our common stock at $.001 per share for total consideration of $25 to Glacier Marketing International, Inc., a
Florida corporation 100% owned by our then president, Larry Legel.

On November 20, 2001, we sold 5,000 shares of our common stock at $.001 per share for total consideration of $5 to Glacier Marketing International, Inc.
ESOP.

On November 20, 2001, we sold 10,000 shares of our common stock at $.001 per share for total consideration of $10 to Jasper Marketing, Inc., a Florida corporation 100% owned by our previous president, Larry Legel.

Other than the above transactions, we have not entered into any material transactions with any director, executive officer, and nominee for director, beneficial owner of five percent or more of our common stock, or family members of such persons.  Also, we have not had any transactions  with any promoter. We are not a subsidiary of any company.

ITEM 16.  DESCRIPTION OF BUSINESS.

BUSINESS DEVELOPMENT.

We were incorporated in Florida on August 9, 2001 to market Phoslock, a patented product that removes phosphorus and other contaminants in natural and industrial waters and waste water streams. We have been a development stage company since our inception. To date, we have devoted all of our efforts on:

        o   Formulating our business, marketing, and operational plan;
        o   Raising capital;
        o   Negotiating and completing agreements with the licensor of the
            Phoslock product and our exclusive sales agent.

We have never been the subject of any bankruptcy or receivership action. We have had no material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets outside the ordinary course of business. We began implementing our business plan in September 2001 that consisted of the above activities.

                                       23

PRINCIPAL PRODUCT & SERVICES

Statement of the Environmental Problem
--------------------------------------

Waterways are prone to blooms of toxic algae. A low phosphorous content to soil in an agricultural setting requires the addition of fertilizer which washes away during rainfall. Nutrients also pour into the water from human and animal sewage effluent, eroded soil, urban storm runoff, groundwater and various industries.
These unwelcome nutrients cause water bodies to become so rich in nutrients that the populations of toxic algae can explode. These algae blooms can be toxic to humans and they remove oxygen from infested water causing poor water quality.

Development of Phoslock
------------------------

The development of Phoslock was the result of a joint initiative involving the following entities:

        o   The Australia Commonwealth Government agency, Commonwealth
            Scientific and Industrial Research Organization of Australia,
            otherwise known as CSIRO, which is a global provider of
            technologies. CSIRO sought a solution to phosphorous as a
            contributor to the poor health of water systems throughout Australia and other countries.

        o   The Western Australian Water and Rivers Commission, which is a division of the Western Australian Government charged with the responsibility of providing uncontaminated water to Western
            Australia's citizens.

        o   The Swan River Trust, which is an organization charged with the responsibility of administering the environmental well being of the
            Swan River located in Perth, Western Australia. Algal blooms have been a regular occurrence over recent years in river systems and lakes flowing into the Swan River. During 2001, the Swan River experienced its largest algal bloom in its recorded history. The
            Swan River Trust has been a major collaborator in the development of
            Phoslock.

The aim of the joint initiative was to identify and develop control measures that could be used to reduce the availability of phosphorus and nitrogen contained in the river sediments of the Swan and Canning Rivers located in
Perth, Western Australia.

Developmental History
---------------------

The research commenced in November 1994 by conducting a detailed review of available remediation materials, followed by laboratory screening during the period from 1995 to 1996 of a selected number of materials. Among the screened materials, modified clay demonstrated the greatest potential for use as a remediation material. CSIRO conducted further laboratory trials to determine the features and performance of the clay under a variety of water conditions. These laboratory trials were completed in late 1996 and showed that bentonite generally performed better than the other types of clays, providing a stable compound when mixed with rare earth that would safely keep the adsorbed phosphorus bound under a wide range of environmental conditions.

                                       24

On March 26, 1997, CSIRO filed a Provisional Australian patent application with
IP Australia in Perth, the Australian government agency responsible for applications and registration of patents, trademarks and designs. On December
30, 1997, an International Patent application was filed with the World
Intellectual Property Organization on the modified clay that had been developed and registered under the trademark Phoslock.

In mid-1998, CSIRO sought expressions of interest in commercializing the
Phoslock technology. In September 1999, CSIRO appointed Pacific Rim Minerals Pty
Ltd (later renamed Integrated Minerals Technology Ltd) as the preferred commercial partner for all market areas other than the wastewater market in
Australia. Integrated Mineral Technology Ltd was appointed by CSIRO as the exclusive worldwide Head Licensee for the production, distribution and manufacturing of Phoslock in all applications (including wastewater treatment).

During 1999 and 2000, Integrated Mineral Technology provided logistical and technical support in the field trials. These field trials consisted of applying
Phoslock slurry to controlled sections of the Swan and Canning rivers in Perth
Western Australia. Phoslock was applied to the surface of the water as a slurry and worked by adsorbing the phosphorus in the water column as it sank to the bottom. After sinking, Phoslock formed a reactive capping on the river bed that continued to adsorb phosphorus released from the sediments.

Description of the Phoslock Product
-----------------------------------
Phoslock is a modified clay, initially developed to reduce phosphorus recycling within fresh water systems. It is chemically modified by exchanging the cations normally present in clays, mainly bentonite, with the rare earth element, lanthanum. It is a positively charged clay that irreversibly binds the lanthanum phosphate to the surface of the clay substrate thereby removing phosphorus from water.

Phoslock can be formulated and applied to water systems as a slurry, powder or granule and works by adsorbing phosphate from the water column as it settles to the bottom. Once it has passed through the water column, Phoslock forms a stable sediment on the bed of the water body which effectively traps the nutrients that have already been adsorbed as well as those released from the sediments.

                                       25

In addition to phosphorus, Phoslock also adsorbs arsenate and research is underway to identify other oxyanions adsorbed by Phoslock.

Phoslock has the potential to remove phosphorus and other oxyanions such as arsenate in natural and industrial settings, including the following applications:

        o   Farms dams;
        o   Dairy farms;
        o   Power plants;
        o   Constructed wetlands;
        o   Aquaculture farms;
        o   Commercial development;
        o   Piggeries;
        o   Aquariums;
        o   Feedlots;
        o   Mining outflows
        o   Golf courses; and
        o   Industrial Effluent

Phoslock has the potential to be used for the global water remediation market comprised of nine segments:

        o   Natural water systems such as rivers and lakes;
        o   Agriculture;
        o   Aquaculture;
        o   Commercial development;
        o   Waste water;
        o   Municipal water treatment;
        o   Mining; and
        o   Recreational and domestic industries

MARKETING PLANS

We plan to market Phoslock through out exclusive sales agent, Pro-Finishes, Inc.
During our first year of operations, Pro-Finishes will only attempt to market the Phoslock product in the United States. Marketing to Canada, Mexico, and
Central and South America will not occur until at least our second year of operations. During the period from approximately March 2002 to June 2002, the president of Pro-Finishes, Inc., Adam Perle, will be responsible for marketing the Phoslock product. Thereafter, Mr. Adam Perle plans to recruit three sales persons from his affiliated company, Jeen International, Inc., to become employed with Pro-Finishes and market the Phoslock product. These salespersons will be compensated on a commission basis, the specific commission of which has not been determined by Pro-Finishes. Pro-Finishes marketing program will consist of the following:

                                       26

1. Conduct research to determine the appropriate contact information regarding water managers, directors, government officials, technical persons, or other persons responsible for environmental water problems concerning:

        o   natural waterways, such as lakes, rivers, estuaries and ponds;
        o   manmade water bodies such as that contained in golf courses, farms dams and artificial wetlands;
        o   municipal and industrial wastewater systems, including sewerage treatment and industrial wastewater treatment of light, medium and heavy industry;
        o   intensive animal production, including treatment of effluent from intensive animal production units such as piggeries, feedlots, aquaculture farms and dairy farms; and
        o   retail products - possible application of the Phoslock product to development of other retail products such as swimming pool cleaners.

2.Send a brochure to these persons demonstrating the usage of Phoslock and its advantages, followed up by a telephone call to schedule an appointment with interested parties.

3. At the appointments conduct a sales presentation. Offer free testing of water and perform a comparison test using the Phoslock product.

DISTRIBUTION OF PRODUCTS AND SERVICES

As detailed above Phoslock can be used in a large range of diverse applications and industries.

Each application will have an appropriate distribution channel for commercial sale of the product. Distribution channels may vary from direct retail sale for an aquaria product to sublicense for certain industrial applications and collaborative sale with water engineering companies to government instrumentalities.

MATERIAL AGREEMENTS

Our License Agreement with Integrated Mineral Technology
--------------------------------------------------------

We have an exclusive license to sell and/or manufacture the product, Phoslock, in the license territories of United States, Canada, Mexico, Central America,
and South America.

On August 15, 2001, we entered into a license agreement with Integrated Mineral
Technology, a company based in Australia, in which we received an exclusive use of the product Phoslock for all applicable purposes in the United States,
Canada, Mexico, Central America, and South America. We paid an initial license fee of $150,000 and issued 530,000 shares of our stock to Integrated Mineral
Technology as consideration for the license to distribute Phoslock in the United
States, Canada, and Central and South America. The term of the agreement includes: (a) an initial period beginning on the commencement date of the agreement, August 15, 2001 and concluding June 30, 2002; and (b) a term of eighteen years and four months following the initial period.

The agreement provides that if we sell a sub-license, a payment of 15% of the up front sale price due to us is payable to the Australia based licensor, at a maximum of $100,000.

                                       27

The agreement provides that the Licensee pay the Licensor certain royalties.
During the initial period from August 15, 2001 to June 30, 2002 a maximum of 8 advanced royalty payments of $106,250 each are payable. These payments are triggered incrementally on orders of 250 tons of product placed by the Licensee with the Licensor. The agreement also provides for minimum royalty amounts, contracted product pricing and specific use requirements of the product, as well as, mutual benefits and obligations for sub licensing and referrals and various other considerations, including provisions for further term royalties that are royalties payable on all Phoslock sold by us in the amount of US$ 45 per US
Short Ton.  This royalty level is to be fixed for a period of 10 years from signing of the license agreement after which, the Further Term Royalties will increase to $60 per US Short ton for the balance of the License term.  Royalties are not included in Price, as defined above, when we buy Product for Licensor and Further Term Royalties is paid quarterly in arrears within 21 days of the end of each quarter.

                                       28

Sales Representative Agreement with Pro-Finishes, Inc.
-------------------------------------------------------
On October 1, 2001, we entered into a Sales Representative Agreement with
Pro-Finishes, Inc. in which Pro-Finishes became our exclusive Sales
Representative to market existing or future Phoslock products in the United
States, Canada, and Mexico in return for 10% of the gross sale. Pro-Finishes'
president, Adam Perle, is the son of our president, Leonard Perle. This agreement provides for commission payments to Pro-Finishes for sales of
Phoslock. The Pro-Finishes agreement was not negotiated at "arms length". This agreement and Pro-Finishes' stock ownership subjects us to potential conflicts of interest that may not be resolved in a manner favorable to our minority stockholders.

Amended Convertible Debenture and Common Stock Agreement
-------------------------------------------------
On February 25, 2002, we entered into an Amended Convertible Debenture and
Common Stock Agreement in which we received $600,000 in proceeds. Of the
$600,000 proceeds, $150,000 was disbursed to Integrated Minerals Technology, in connection with our license agreement with that company for the Phoslock product. In connection with the Convertible Debenture and Common Stock
Agreement, we issued a Debenture Note Payable for $600,000 convertible to 60,000 shares of our common stock at $10 per share at any time up to May 24, 2004, otherwise payable at 8% interest annually, plus principal payable on May 24,
2004. As of December 31, 2001, accrued interest payable is $20,252 upon the
$600,000 debenture note payable.

In addition to the foregoing, we issued 850,000 of our common stock to the
Debenture Holder for consideration of $14,387

                                       29

Employment Agreement with our President
---------------------------------------
On October 1, 2001 we entered into a employment agreement with our
President/Chief Executive Officer/Director, Leonard M. Perle, which did not become effective until January 20, 2002. The term of employment provided for in the agreement is five years. Mr. Perle took over as our President on January 20,
2002. The agreement provides that Mr. Perle serve as our President and a member of our Board of Directors in return for the following compensation:
        o   During month one through month twelve of his employment, an annual base salary of $60,000;
        o   During months thirteen through nineteen, a $100,000 annual salary basis;
        o   During twenty through twenty six a $150,000 annual salary;
        o   During months twenty-seven through thirty-two, a $200,000 annual salary; and
        o   During months thirty-three through sixty, a $250,000 annual salary.

In addition to the foregoing, the employment agreement provides for a total of
7,000,000 stock options that Mr. Perle has received and may exercise if  we attain certain revenue or earnings levels, if ever.

Of the 7,000,000 options, Mr. Perle has received 1,500,000 options that he may exercise at the following revenue levels:

         No. Of Options        Price                     Revenue Level
         --------------        -----                     --------------

            500,000            $ .50         Options exercisable at $1,000,000 in Revenue
            500,000             2.00         Options exercisable at $2,000,000 in Revenue
            500,000             2.50         Options exercisable at $4,000,000 in Revenue

Of the 7,000,0000 options, Mr. Perle has received 5,500,000 options that he may exercise at certain earnings levels, as follows:

         No. Of Options        Price                     Earnings Level
         --------------        -----                     ---------------
           500,000              1.00         Options exercisable at $250,000 in Earnings
           500,000              2.50         Options exercisable at $500,000 in Earnings
           500,000              3.00         Options exercisable at $750,000 in Earnings
         1,000,000              5.00         Options exercisable at $1,000,000 in Earnings
         1,000,000              5.00         Options exercisable at $2,000,000 in Earnings
         1,000,000              7.00         Options exercisable at $5,000,000 in Earnings
         1,000,000              7.00         Options exercisable at $7,500,000 in Earnings

COMPETITIVE BUSINESS CONDITIONS AND OUR PLACE IN THE MARKET:

The water treatment market is increasingly competitive. Because the impact of environmental damage to water bodies is expected to worsen over time, we expect competition to become increasingly intensified in the future. Therefore, the market is rapidly evolving and very competitive and there are no assurances that we can keep pace with the intense competition in this market.

                                       30

Our biggest competitor is Gen Tek, located in Hampton, New Hampshire. GenTek is the largest single supplier of alum in North America with a turnover in excess of US$300 million. The company sells 550,000 tons of alum annually, with approximately 250,000 tons of alum being sold into the water treatment market accounting for 50% of that market. In addition, dredging has been the most frequently applied technique used to remediate contaminated sediments in water systems. Dredging is particularly suitable for selective removal of contaminated sediments when no other remediation technique is suitable.

Gen Tek and other competitors have substantially longer operating histories, greater name recognition, larger customer bases, and greater financial and technical resources than us. Accordingly, these companies are able to conduct extensive marketing campaigns that we are financially unable to accomplish. In addition, these companies may create more attractive pricing to potential customers. Our ability to compete will be limited by our success in distinguishing our product from others. There can be no assurance that we will be able to compete in the sale of waterway cleanup products and services, which could have a materially negative impact upon market awareness and acceptance of our products and services.

To meet these competitive conditions, we plan to demonstrate that Phoslock has certain advantages over other products or processes. Phoslock can potentially be manufactured as pellets, powder, or granular formulation. These multiple modes of applications provide wastewater engineers with significant flexibility enabling the use of relatively low cost and compact separation technologies.
Additionally, the inherent stability of the clay phosphorus complex simplifies handling and disposal without the risk of phosphorus being re-released and leaching into groundwater and/or other natural waterways. We will demonstrate that the use of Phoslock is inexpensive compared to dredging operations. In addition, we will demonstrate that dredging is unsuitable to certain applications where Phoslock would be suitable; specifically, when the environmental cleanup involves a large volume of waste soil that is generated with possible destruction of the aquatic habitat. We plan to demonstrate these advantages through our attendance at trade shows and conferences, writing technical articles, advertising in trade journals, and direct mail. Among the journals that we will attempt to advertise in or submit technical articles are
"Environmental Progress" located in New York, New York, Environmental Protection located in Dallas, Texas, and Environmental Business Journal located in San
Diego, California.

                                       31

SOURCES AND AVAILABILITY OF RAW MATERIALS:

The Phoslock product is composed of bentonite and lanthanum chloride. We plan to purchase the raw materials from the following sources:

We plan to purchase bentonite from any one or a combination of the following US based suppliers: Bentonite Performance Minerals located in Denver, Colorado,
American Colloid Corporation located in Chicago, Illinois and Waverly Mineral
Products located in Maigis, Georgia.

We plan to purchase lanthanum chloride from Inner Mongolia Hi Tech and Baotou
Hefa, China based rare earth suppliers.

We do not have any contracts or arrangements with these suppliers that will ensure that we will be able to purchase bentonite and lanthanum chloride from them. We plan to purchase these raw materials only on a per order basis.

OUR MANUFACTURING PLANS THROUGH OTHER COMPANIES:

We plan to use Heterene Corporation, a chemical manufacturer located in
Patterson, New Jersey and Diamond Chemical Corporation, a chemical manufacturer located in E. Rutherford, New Jersey to manufacture the Phoslock product. We have neither a verbal or written agreement with these companies. Our President has made arrangements with the principals of these companies to sub manufacture the Phoslock product on a per order basis through these companies. The only agreement that these companies and possibly other sub manufacturers be required to enter into with us will be a confidentiality agreement regarding the confidential design and formulation of the Phoslock product.

We plan to furnish Heterene Corporation and Diamond Chemical Corporation with the raw materials that we plan to purchase from suppliers as described in our
Raw Materials Section described above.

CUSTOMER DEPENDENCY:

We currently have no customers. Although we do not intend to become dependent upon a single or a few customers, there are no assurances that we will not become so dependent.

INTELLECTUAL PROPERTY:

We are a sublicensee of the licensor of Phoslock, Integrated Mineral Technology which was granted a license by the holder of the original rights to the Phoslock product, the Commonwealth Scientific and Industrial Research Organization,
otherwise known as CSIRO. CSIRO filed the following applications for
International patent protection with the World Intellectual Property
Organization in December 1997.

                                       32

-------------------------------------------------- ------------------- -----------------------------------------------
Patent Title                                       Patent No. and      Status and Remarks
                                                   Country/
                                                   Area Applied for

-------------------------------------------------- ------------------- -----------------------------------------------
-------------------------------------------------- ------------------- -----------------------------------------------
Remediation  Material and Remediation Process for  TW6144/AU           Registered on November 29, 2001
Sediments*                                         (Australia)
-------------------------------------------------- ------------------- -----------------------------------------------
-------------------------------------------------- ------------------- -----------------------------------------------
Remediation  Material and Remediation Process for  TW6144/CA           Patent Pending
Sediments                                          (Canada)
-------------------------------------------------- ------------------- -----------------------------------------------
-------------------------------------------------- ------------------- -----------------------------------------------
Remediation  Material and Remediation Process for  TW6144/EP           Patent Pending
Sediments                                          (Europe)

-------------------------------------------------- ------------------- -----------------------------------------------
-------------------------------------------------- ------------------- -----------------------------------------------
Remediation  Material and Remediation Process for  TW6144/JP           Patent Pending
Sediments                                          (Japan)
-------------------------------------------------- ------------------- -----------------------------------------------
-------------------------------------------------- ------------------- -----------------------------------------------
Remediation  Material and Remediation Process for  TW6144/US           Application filed on December 30, 1997;
Sediments                                          (United States)     Application accepted December 2001 with
                                                                       amendments requested; Continuing application
                                                                       with amendments filed January 2002
-------------------------------------------------- ------------------- -----------------------------------------------
-------------------------------------------------- ------------------- -----------------------------------------------
Remediation  Material and Remediation Process for  TW6144/NZ           Application filed on December 30, 1997;
Sediments                                          (New Zealand)       Application accepted May 25,  2001.
-------------------------------------------------- ------------------- -----------------------------------------------

The application describes the material and process, in part, as follows:

"A material and method for removal of environmental oxyanions (and especially phosphates), the material comprising a substrate such as a clay modified with complexing elements and lanthanide elements (or a mixture of such elements). The resultant modified substrate can bind oxyanions and make them unavailable for utilization in the environment in the case of phosphates, by algae and the like. The method includes forming a capping of material at the sediment/water interface, applying the material in the form of pellets at the sediment/water interface, or injecting the pellets into the sediments."

Our business and competitive position are dependent upon the ability of CSIRO and Integrated Mineral Technology and our ability to protect the proprietary product we use in our business. Despite our efforts and those of CSIRO and
Integrated Mineral Technology to protect such proprietary rights, unauthorized parties may attempt to obtain and use information that we regard as proprietary.
We will rely on patent and trade secret law and nondisclosure and other contractual arrangements to protect such proprietary information. There can be no assurance that others will not independently develop substantially equivalent proprietary information or product or otherwise gain access to our proprietary information, that such information will not be disclosed or that we can effectively protect our rights to unpatented trade secrets or other proprietary information.

                                       33

GOVERNMENTAL APPROVAL REQUIREMENTS:

The application process to receive regulatory approval to use Phoslock in the US has been activated. Toxicity tests have been completed in Australia as part of the process of obtaining environmental approval for the use of Phoslock in natural waterways in that country.  These tests have conformed to the same toxicity characterization leachate protocol (TCLP) that is used in the USA as well as many other countries.

EFFECT OF EXISTING GOVERNMENTAL REGULATIONS:

We are not aware of any governmental regulations that will affect our business plan. Because the two primary substances used to make the Phoslock product are approved substances by the United States Environmental Protection Agency, we
believe that we are not subject to Environmental Protection Agency approval.
However, should the United States Environmental Protection Agency determine that
Phoslock is a substance that should be regulated by that agency, we will be required to conform to applicable environmental regulations which could increase our cost of doing business.

RESEARCH AND DEVELOPMENT:

During the period from our inception to the date of this registration statement, we have not spent any funds on research. The research and development of the
Phoslock product was conducted by the CSIRO, the Western Australian Water and
Rivers Commission and our licensor, Integrated Mineral Technology.

COSTS ASSOCIATED WITH ENVIRONMENTAL COMPLIANCE:

We will subcontract our manufacturing to manufacturers. Therefore, we do not anticipate any direct cost affiliated with environmental compliance.

EMPLOYEES:

Our only full time employee is our president, Leonard Perle. We have no collective bargaining agreements in existence. Over the next twelve months, we plan to add the following additional employees:
        o   One water treatment specialist
        o   One full time secretary

ITEM 17. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

PLAN OF OPERATIONS

The discussion in this prospectus contains "forward-looking statements" that involve risk and uncertainties These statements may be identified by the use of terminology such as "believes", "expects", "may", "will", or " should", or "
anticipates", or expressing this terminology negatively or similar expressions or by discussions of strategy. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. Important factors that could cause or contribute to such differences include those discussed under the caption entitled "risk factors," as well as those discussed elsewhere in this prospectus.

                                       34

We will need approximately $335,500 to accomplish our goals. We have $684,876 of cash available for our use which will be sufficient accomplish our goals. We anticipate that even if our current cash requirements change we will have sufficient cash for a period of 12 months through our existing capital and revenue from product sales; however, there are no assurances that our estimated expenses or revenue expectations will be correct. In the event that our cash or our revenues are insufficient to meet our needs, we will seek financing through traditional bank financing or a debt or equity offering. However, because we are a development stage company with no operating history and a poor financial condition, we may be unsuccessful in obtaining such financing or the amount of the financing may be minimal and therefore inadequate to implement our plan of operations. In addition, if we only have nominal funds by which to conduct our operations, we may have to curtail our marketing or be unable to conduct any marketing or advertising, both of which will negatively impact development of our brand name and reputation. In addition, we may seek strategic alliances by which we could complete our plan of operations. In the event that we do not receive financing or our financing is inadequate or if we do not adequately implement an alternative plan of operations that enables us to conduct operations without having received adequate financing, we may have to liquidate our business and undertake any or all of the following actions:

        o   Sell or dispose of our assets, if any;
        o   Pay our liabilities in order of priority, if we have available cash to pay such liabilities;
        o   If any cash remains after we satisfy amounts due to our creditors, distribute any remaining cash to our shareholders in an amount equal to the net market value of our net assets;
        o   File a Certificate of Dissolution with the State of Florida to dissolve our corporation and close our business;
        o   Make the appropriate filings with the Securities and Exchange
            Commission so that we will no longer be required to file periodic and other required reports with the Securities and Exchange
            Commission, if, in fact, we are a reporting company at that time;
            and
        o   Make the appropriate filings with the National Association of
            Security Dealers to affect a delisting of our common stock, if, in fact, our common stock is trading on the Over-the-Counter Bulletin
            Board at that time.

Based upon our current assets, however, we will not have the ability to distribute any cash to our shareholders.

If we have any liabilities that we are unable to satisfy and we qualify for protection under the U.S. Bankruptcy Code, we may voluntarily file for reorganization under Chapter 11 or liquidation under Chapter 7. If either our creditors or us file a Chapter 7 or Chapter 11 bankruptcy action against us. If our creditors or we file for Chapter 7 or Chapter 11 bankruptcy, our creditors will take priority over our shareholders. If we fail to file for bankruptcy under Chapter 7 or Chapter 11 and we have creditors, such creditors may institute proceedings against us seeking forfeiture of our assets, if any.

We don't know and cannot determine which, if any, of these actions we will be forced to take.

If any of these foregoing events occur, you could lose your entire investment in our shares.

We have accomplished the following thus far regarding our plan of operations:

        o   Formulating  our business, marketing, and operational  plans;
        o   Raising capital;
        o   Negotiating and completing agreements with the licensor of the
            Phoslock product and our exclusive sales agent.
        o   Establishing a website at WWW.PUREZZA.COM to refer potential customers to for information regarding our business.
        o   Duplicating the Phoslock product and sending it to our licensor for testing

     Our  plan of operations is as follows:

     During our twelve month plan of operations, we will market the Phoslock product only in the United  States.  We will not market Phoslock to Canada,
Mexico, Central and South America until at least our second year of operations.
Our Plan of Operations, is as follows:

--------------------------- ---------------------- ---------------------------------- -----------------------
Event or Milestone          Time Frame             Method                             Estimated Cost
                            For                    Of
                            Implementation         Achievement
--------------------------- ---------------------- ---------------------------------- -----------------------
--------------------------- ---------------------- ---------------------------------- -----------------------
Our exclusive sales         Throughout our         (a)  Contact technical person      There is no cost
agent, Pro-Finishes,  Inc.  12 month Plan of       associated with potential          affiliated with the
will identify prospective   Operations             customers such as companies and    identification
customers                                          municipalities that are affected   process; Pro-Finishes
                                                   by environmental water             is compensated  by
                                                   problems;(b) send a  brochure      commission only if a
                                                   demonstrating usage of Phoslock;   sale is made
                                                   (c)  schedule appointment with
                                                   interested parties
--------------------------- ---------------------- ---------------------------------- -----------------------
--------------------------- ---------------------- ---------------------------------- -----------------------
Pro-Finishes  will arrange  Throughout our 12      Our exclusive agent,               In accordance with
meetings with  prospective  month Plan of          Pro-Finishes, will offer free      the terms of the
customers based on          Operations             testing of water and perform a     Pro-Finishes
identification process                             comparison test against            agreement which
described above and make                           treatment of the water with        provides for a 10%
sales presentations                                Phoslock. Pro-Finishes will        commission on sales.
                                                   conduct sales presentations at
                                                   customer locations to
                                                   demonstrate the advantages of
                                                   Phoslock
--------------------------- ---------------------- ---------------------------------- -----------------------
--------------------------- ---------------------- ---------------------------------- -----------------------
Pro-Finishes will hire      Sales person hires     Pro-Finishes president will        In accordance with
three sales  persons to     will occur             in attempt to recruit three sales  the terms of the
sell the Phoslock product   approximately July     persons from his affiliated        Pro-Finishes
                            2002                   company, Jeen International,       agreement which
                                                   Inc. Sales persons will be         provides for a 10%
                                                   compensated on a commission        commission on sales.
                                                   basis, the specific commission
                                                   of which has not been
                                                   determined.
--------------------------- ---------------------- ---------------------------------- -----------------------
--------------------------- ---------------------- ---------------------------------- -----------------------
Attending trade shows       Throughout our         We plan to attend at least 3       Approximately  $15,000
                            12 month Plan of       trade shows a year  that           for
                            Operations             specialize in water purification   Travel, lodging,
                                                   products or environmental          attendance fees and
                                                   clean-up products.                 Our set-up costs at each
                                                   president and/or one of our        trade show
                                                   technical advisors and a
                                                   Pro-Finishes representative
                                                   will attend the trade shows to
                                                   introduce the Phoslock products
                                                   and our sublicense concept.
--------------------------- ---------------------- ---------------------------------- -----------------------
--------------------------- ---------------------- ---------------------------------- -----------------------
Disseminate press           Throughout our 12      Our president and/or one of our    Because  all work will
releases regarding the      month Plan of          technical advisors will draft      be performed
Phoslock product            Operations             press releases to  be              in-house, we do not
                                                   disseminated to Environmental      anticipate any cost
                                                   Journals regarding the Phoslock    with disseminating
                                                   products, their uses, and any      press releases
                                                   testing results associated with
                                                   Phoslock.
--------------------------- ---------------------- ---------------------------------- -----------------------
--------------------------- ---------------------- ---------------------------------- -----------------------
Print and/or Internet       Throughout our 12      Our president and/or one of our    We anticipate
Advertising                 month Plan of          technical advisors will draft      spending
                            Operations             advertisements that highlight      approximately  $75,000
                                                   the advantages of the Phoslock     in advertising  costs
                                                   products.  We will consult  with   during  our first year
                                                   the publications with which we     of operations
                                                   will advertise as to graphics
                                                   and content of the
                                                   advertisements. Advertisements
                                                   will appear in  environmental
                                                   publications  and trade and
                                                   magazines.
--------------------------- ---------------------- ---------------------------------- -----------------------
--------------------------- ---------------------- ---------------------------------- -----------------------

                                       37

Locate additional           Throughout our plan    We have made arrangements with 2   Approximately  $.10 to
manufacturers               of operations          sub manufacturers to manufacture   $.15 per pound
                                                   Phoslock.  We will attempt to
                                                   make arrangements with other sub
                                                   manufacturers to manufacture
                                                   Phoslock on a per order basis,
                                                   subject to a confidentiality
                                                   agreement.
--------------------------- ---------------------- ---------------------------------- -----------------------
--------------------------- ---------------------- ---------------------------------- -----------------------
Review of our operations    First visit is         The technical advisory board       Licensor,
by technical advisory       scheduled for          will review the following          International
board                       February 2002 and      aspects of our operations:(a)      Minerals Technology
                            every 6 months         Quality of US manufactured         will assume the
                            thereafter             product; (b) Facility travel       and other
                                                   inspection; (c) Sales  and         costs of their visit
                                                   marketing training
--------------------------- ---------------------- ---------------------------------- -----------------------
--------------------------- ---------------------- ---------------------------------- -----------------------
Testing procedures          Throughout our 12      A sample of each manufactured      Approximately $500.00
                            month plan of          product will be tested for         of mailing costs to
                            operations             quality control and to determine   Australia.
                                                   whether it meets the quality
                                                   standard of IMT and CSIRO. For     Approximately $5,000
                                                   the first six  months of our       for equipment when we
                                                   operations, testing will be        establish our own
                                                   conducted by licensor,             testing.
                                                   Integrated Mineral Technology.
                                                   By the seventh month of our
                                                   operations we will develop our
                                                   own means of testing  the
                                                   product.
--------------------------- ---------------------- ---------------------------------- -----------------------
--------------------------- ---------------------- ---------------------------------- -----------------------
Hire a water treatment      Approximately the      Our president will advertise for   Approximate  salary of
specialist                  sixth month of our     an experienced water treatment     $100,000
                            operations             specialist
--------------------------- ---------------------- ---------------------------------- -----------------------

                                       38

In addition to the total expenses of $195,500  described  above which do not include future  production  costs,  our expenses will also include: (a) our
President's annual salary of $60,000; (b) and annual working capital needs of approximately  $80,000.  Therefore,  our total estimated expenses are $335,000.

ITEM 18.  DESCRIPTION OF PROPERTY

From August 1, 2001 to December 31, 2001, we operated from the offices of our former President, Larry Legel.  We were not charged rent for use of these offices. Since January 1, 2002, we have operated out of 2000 square feet of space located at 24 Madison Road, Fairfield, New Jersey.  We have occupied this space rent free from Jeen International, which occupies approximately 40,000 square feet at the same address. Commencing April 1, 2002, we will pay Jeen
International $250 per month for our leased space.  Our offices are sufficient to conduct our operations.

We do not own any  property nor do we have any plans to own any property in the future. We do not intend to renovate, improve or develop properties.  We are not subject to competitive conditions for property and currently we have no property
to insure.   We have no policy with respect to investments  in real estate or interests in real  estate  and no  policy  with  respect  to  investments in real  estate mortgages.  Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

ITEM 19. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 30, 2001, we sold 5,000 shares of common stock to our prior president, Larry Legel for $.001 per share, for total consideration of $50.

On September 30, 2001, we sold 900,000 shares of our common stock to Leonard
Perle at $.001 per share for total consideration of $900. Mr. Perle became our
President on December 21, 2001.

On September 30, 2001, we sold 900,000, shares of our common stock to
Pro-Finishes, Inc. for $.001 per share for total consideration of $900.  The president of Pro-Finishes, Inc., Adam Perle, is the son of our President,
Leonard Perle.  Adam Perle is of majority age, lives in a separate residence from Leonard Perle, and Leonard Perle derives no beneficial interest from shares owned by Pro-Finishes.

On September 30, 2001, we sold 500,000 shares of our common stock to
International Equities Group, Inc., a Florida corporation 100% owned by Joseph
Safina, a beneficial owner of our common stock, for $.001 per share for total consideration of $500.

On September 30, 2001, we sold 1,500,000 shares of our common stock to DFM
Management, Ltd., a limited partnership that is 99% owned by Joseph Safina, a beneficial owner of our common stock, for $.001 per share for total consideration of $1,500.

On November 20, 2001, we sold 5,000 shares of our common stock at $.001 per share for total consideration of $5 to Larry and Brenda Legel as Tenants by the
Entirety.

                                       39

On November 20, 2001, we sold 25,000 shares of our common stock at $.001 per share for total consideration of $25 to Glacier Marketing International, Inc., a
Florida corporation 100% owned by our then president, Larry Legel.

On November 20, 2001, we sold 5,000 shares of our common stock at $.001 per share for total consideration of $5 to Glacier Marketing International, Inc.
ESOP.

On November 20, 2001, we sold 10,000 shares of our common stock at $.001 per share for total consideration of $10 to Jasper Marketing, Inc., a Florida corporation 100% owned by our previous president, Larry Legel.

Other than the above transactions, we have not entered into any material transactions with any director, executive officer, and nominee for director, beneficial owner of five percent or more of our common stock, or family members of such persons.  Also, we have not had any transactions  with any promoter.  We are not a subsidiary of any company.

ITEM 20. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no established public trading market for our securities. Management has not discussed market making with any market maker or broker dealer. No market exists for our securities and there is no assurance that a regular trading market will develop, or if developed will be sustained. A shareholder in all likelihood, therefore, will not be able to resell their securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of our securities.

We currently have no shares of preferred stock outstanding.

There are 6,740,000 shares of our common stock held by non-affiliates and
4,700,000 shares of our common stock held by affiliates that Rule 144 of the
Securities Act of 1933 defines as restricted securities. No shares have been sold pursuant to Rule 144 of the Securities Act of 1933 and no shares are eligible to be resold pursuant to Rule 144. We have agreed to register all of the shares held by our existing non-affiliate Selling Shareholders. We plan to issue common stock subject to an employee benefit plan.

Options
Our President/Chief Executive Officer has received 7,000,000 options, 5,500,000 options of which may be exercised at specified earnings levels, and 1,500,000 options which may be exercised at specified revenue levels. Apart from these options, we have no shares of our common equity that are subject to outstanding options to purchase.

Penny Stock Considerations.
Our Shares are "penny stocks" as that term is generally defined in the
Securities Exchange Act of 1934 as equity securities with a price of less than
$5.00. Our shares may be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

                                       40

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or "accredited investor" must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or
$300,000 together with his or her spouse is considered an accredited investor.
In addition, under the penny stock regulations the broker-dealer is required to:

        o   Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange
            Commission relating to the penny stock  market, unless the broker-dealer or the transaction is otherwise exempt;
        o   Disclose commissions payable to the broker-dealer and its registered representatives and current bid and offer quotations for the securities;
        o   Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks.
        o   Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of the
Selling Shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be adversely affected, with a corresponding decrease in the price of our securities. Our shares may someday be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Holders.
As of the date of this registration, we had 52 holders of record of our common stock. We have one class of common stock outstanding.

Dividends.
We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

                                       41

ITEM 21. EXECUTIVE COMPENSATION

We have entered into an employment agreement with our president and we have arrangements under which we are obligated to compensate our officers or employees in the future. The following Executive Compensation Chart highlights the terms of compensation for our Executives.

----------------------------- ------------------------------------------- --------------------------------------------------
         Summary              Annual Compensation                                  Long Term Compensation
Compensation Chart
----------------------------- ------------------------------------------- --------------------------------------------------
-------------------- -------- --------------- ------------ -------------- -------------- ------------- ---------- ----------
Name & Position      Year     Salary          Bonus        Other          Restricted     Options       L/Tip      All
                              ($)             ($)          ($)            Stock Awards   ($)           ($)        Other
-------------------- -------- --------------- ------------ -------------- -------------- ------------- ---------- ----------
-------------------- -------- --------------- ------------ -------------- -------------- ------------- ---------- ----------
Leonard              2002     60,000               0        0             0              *             0          0
Perle
President
-------------------- -------- --------------- ------------ -------------- -------------- ------------- ---------- ----------
-------------------- -------- --------------- ------------ -------------- -------------- ------------- ---------- ----------
                     2003     100,000              0        0             0              *             0          0
                              150,000
-------------------- -------- --------------- ------------ -------------- -------------- ------------- ---------- ----------
-------------------- -------- --------------- ------------ -------------- -------------- ------------- ---------- ----------

* Our employment agreement with Mr. Perle provides for a total of 7,000,000 options that Mr. Perle has received and may exercise as we achieve certain revenue or earnings levels, if ever.  Of the 7,000,000 options, Mr. Perle has received 1,500,000 options that he may d may exercise at certain revenue levels, as follows:

         No. Of Options        Price                 Revenue Level
         --------------        -----                 --------------

            500,000            $ .50        Options exercisable at $1,000,000 in Revenue
            500,000             2.00        Options exercisable at $2,000,000 in Revenue
            500,000             2.50        Options exercisable at $4,000,000 in Revenue

         Of the 7,000,0000 options, Mr. Perle has received 5,500,000 options that he may  exercise at certain earnings levels, as follows:

         No. Of Options        Price              Earnings Level
         --------------        -----              ---------------
           500,000              1.00        Options exercisable at $250,000 in Earnings
           500,000              2.50        Options exercisable at $500,000 in Earnings
           500,000              3.00        Options exercisable at $750,000 in Earnings
         1,000,000              5.00        Options exercisable at $1,000,000 in Earnings
         1,000,000              5.00        Options exercisable at $2,000,000 in Earnings
         1,000,000              7.00        Options exercisable at $5,000,000 in Earnings
         1,000,000              7.00        Options exercisable at $7,500,000 in Earnings

**During months thirteen through nineteen of Mr. Perle's employment, he will receive a $100,000 annual salary; during months twenty through twenty six, he will receive a $150,000 annual salary.

                                       42

ITEM 22. FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Purezza Group, Inc.
(A Development Stage Enterprise)
Fairfield, New Jersey

We have audited the accompanying balance sheet of Purezza Group, Inc., a development stage enterprise, as of December 31, 2001, and the related statements of operations, stockholders' equity and cash flows for the period from August 9, 2001 (Inception) through December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Purezza Group, Inc. as of
December 31, 2001 and the results of its operations and its cash flows for the period from August 9, 2001 (Inception) through December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                                 Durland & Company, CPAs, P.A.
Palm Beach, Florida
February 12, 2002

                                      F-2

                               Purezza Group, Inc.
                        (A Development Stage Enterprise)
                                  Balance Sheet

                                                            December 31, 2001
                                                            ------------------
                                     ASSETS
CURRENT ASSETS
  Cash                                                         $686,262
                                                             --------------

    Total current assets                                        686,262
                                                             --------------

PROPERTY AND EQUIPMENT
  Equipment                                                       1,824
                                                             --------------

    Total property and equipment                                  1,824
                                                             --------------

OTHER ASSETS
  License                                                       150,000
                                                             --------------

    Total other assets                                          150,000
                                                             --------------

Total Assets                                                   $838,086
                                                             ==============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                                              $11,250
                                                             --------------

    Total current liabilities                                    11,250

LONG-TERM DEBT
  Convertible debenture note payable                            600,000
  Accrued interest payable                                       20,252
                                                             --------------

          Total long-term debt                                  620,252
                                                             --------------

Total Liabilities                                               631,502
                                                             --------------

STOCKHOLDERS' EQUITY
  Common stock, $0.001 par value, authorized 100,000,000 shares;
      11,440,000 shares  issued and outstanding                  11,440
  Additional paid-in capital                                    327,318
  Deficit accumulated during the development stage             (132,174)
                                                             --------------

          Total stockholders' equity                            206,584
                                                             --------------

Total Liabilities and  Stockholders' Equity                    $838,086
                                                             ==============

     The accompanying notes are an integral part of the financial statements

                                      F-3

                              Purezza Group, Inc.
                        (A Development Stage Enterprise)
                            Statement of Operations

                                                                 From
                                                              August 9, 2001
                                                              (Inception)
                                                                through
                                                             December 31, 2001
                                                             ---------------

Revenues                                                           $0
                                                             ---------------

Expenses
    General and administrative expenses                         69,305
    Professional fees                                           44,760
                                                             ---------------

          Total expenses                                       114,065
                                                             ---------------

Loss from operations                                          (114,065)

Other income (expense)
    Interest income                                              2,143
    Interest expense                                           (20,252)
                                                             ---------------

          Total other income (expense)                         (18,109)
                                                             ---------------

Net loss                                                     $(132,174)
                                                             ===============

Loss per weighted average common share                       $   (0.01)
                                                             ===============

Number of weighted average common shares outstanding         8,945,326
                                                             ===============

     The accompanying notes are an integral part of the financial statements

                                      F-4

                              Purezza Group, Inc.
                        (A Development Stage Enterprise)
                       Statement of Stockholders' Equity

                                                                                         Deficit
                                                                                         Accumulated
                                                                           Additional    During the            Total
                                                 Number of      Common     Paid-In       Development       Stockholders'
                                                  Shares         Stock     Capital       Stage                Equity
                                               ---------------------------------------------------------------------------

       BEGINNING BALANCE, August 9, 2001                 0          $0          $0            $0               $0

 Shares issued for cash-founders at $0.001/sh.  10,271,000      10,271           0             0           10,271
     Shares issued with debt at $0.017/sh.         850,000         850      13,537             0           14,387
    Shares issued for services at $0.02/sh.          5,000           5          95             0              100
      Shares issued for cash at $1.00/sh.          314,000         314     313,686             0          314,000

                   Net loss                              0           0           0      (132,174)        (132,174)
                                               ---------------------------------------------------------------------------

       ENDING BALANCE, December 31, 2001        11,440,000     $11,440    $327,318     $(132,174)        $206,584
                                               ===========================================================================

     The accompanying notes are an integral part of the financial statements

                                      F-5

                               Purezza Group, Inc.
                        (A Development Stage Enterprise)
                             Statement of Cash Flows

                                                                                                     From
                                                                                                August 9, 2001
                                                                                                  (Inception)
                                                                                                    through
                                                                                               December 31, 2001
                                                                                            ------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                                          $(132,174)
Adjustments to reconcile net loss to net cash used for operating activities:
        Stock issued for services                                                                       100
Changes in operating assets and liabilities
        Increase (decrease) in accounts payable                                                      11,250
        Increase (decrease) in accrued interest payable                                              20,252
                                                                                            ------------------------

Net cash used by operating activities                                                              (100,572)
                                                                                            ------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of license                                                                                (150,000)
Purchase of computer                                                                                 (1,824)
                                                                                            ------------------------

Net cash used  investing activities                                                                (151,824)
                                                                                            ------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock                                                              338,658
Proceeds from convertible debenture                                                                 600,000
                                                                                            ------------------------

Net cash provided by financing activities                                                           938,658
                                                                                            ------------------------

Net increase (decrease) in cash                                                                     686,262
                                                                                            ------------------------

CASH, beginning of period                                                                                 0
                                                                                            ------------------------

CASH, end of period                                                                                $686,262
                                                                                            ========================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Non-Cash Financing Activities:
None

     The accompanying notes are an integral part of the financial statements

                                      F-6

                               Purezza Group, Inc.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements

(1)      The Company Purezza Group, Inc. (the Company) is a Florida chartered development stage corporation which conducts business from its headquarters in Fairfield, New Jersey. The Company was incorporated on
         August 9, 2001 to market a product called Phoslock. Phoslock is a patented product that efficiently removes phosphorus and other oxyanions in natural and industrial waters and waste water streams.

         Phoslock was developed five years ago by CSIRO, an Australian
         Government Agency, a research tank of 6,500 scientists. The product is currently being used successfully in Australia by IMT, a private
         Australian company selected by CSIRO to promote the commercial applications of the product.

         The applications of Phoslock include removal of phosphorus in natural waterways, sewage treatment plants, farm dams, constructed wetlands, piggeries, feedlots, golf courses, dairy farms, aquaculture farms, aquariums, mining, industrial effluent, power plants, commercial development, and recreational and domestic consumer use.

         Phoslock is a modified clay product of slurry powder granules. It works by being spread onto water surface. It absorbs nutrients from the water column as it settles to the bottom. Once it has passed through the water column, Phoslock forms a stable sediment on the bed of the water body, which effectively traps not only the nutrients that it has absorbed on the way down but those nutrients already contained in bottom sediments.

         The following summarize the more significant accounting and reporting policies and practices of the Company:

                a) Use of estimates The financial statements have been prepared in conformity with generally accepted accounting principles.
                   In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the
                   statements of financial condition and revenues and expenses for the year then ended. Actual results may differ
                   significantly from those estimates.

                b) Start-up costs Costs of start-up activities, including
                   organization costs, are expensed as incurred, in accordance with Statement of Position (SOP) 98-5.

                c) Net loss per share Basic loss per weighted average common share is computed by dividing the net loss by the  weighted average number of common shares outstanding during the
                   period.

                d) Stock compensation for services rendered The Company may issue shares of common stock in exchange for services
                   rendered. The costs of the services are valued according to generally accepted accounting principles and will be charged to operations.

                e) Revenue recognition Revenue from product sales will be
                   recognized at the time the sale is made.

(2)      Stockholders' Equity The Company has authorized 100,000,000 shares of
         $0.001 par value common stock and had 11,440,000 shares of common stock issued and outstanding at December 31, 2001. The Company issued
         10,271,000 shares of common stock to its founders in exchange for
         $10,271 in cash. It issued 850,000 shares of common stock to the
         Debenture Holder in exchange for $14,387 in cash. The Company issued
         5,000 shares of common stock in exchange for services valued at $100.
         Through a Regulation D Rule 506 Private Placement, the Company issued
         314,000 shares of common stock in exchange for $314,000 in cash.

The Company has issued 7,000,000 options to purchase shares of its common stock to its President. (See Note 8a.)

                                      F-7

                               Purezza Group, Inc.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements

(3)      Convertible Debenture On September 30, 2001, the Company entered into a
         Convertible Debenture and Common Stock Agreement whereby the company received $600,000 in proceeds and issued a Debenture Note Payable in the amount of $600,000 convertible to 60,000 shares of the common stock of the Company, at $10 per share, at any time up to May 24, 2004, otherwise payable @ 8% interest annually, plus principal payable on May
         24, 2004. Accrued interest payable at December 31, 2001 is $20,252.

(4)      Income Taxes The Company adopted Statement of Financial Accounting
         Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes", since inception. SFAS No. 109 requires the liability method of accounting for income taxes. Deferred income taxes result in temporary differences in the recognition of revenue and expenses for income tax and financial reporting purposes.
         These differences are primarily due to the differences in accrual basis reporting for statement purposes and cash basis reporting for tax purposes.

         At December 31, 2001, the Company had Federal and State net operating loss carryforwards of $132,174, which expire at December 31, 2021.
         Significant components of deferred income taxes are as follows:

                    Net Operating Loss                  $132,174
                                                       ------------------
                    Total Deferred Tax Asset              20,000
                    Less: Valuation Allowance            (20,000)
                                                       ------------------
                    Net Deferred Tax Asset                    $0
                                                       ==================

         The amount recorded as deferred tax assets as of December 31, 2001 is
         $20,000, which represents the amount of tax benefit of the loss carryforward.  The Company has established a valuation allowance against this deferred tax asset, as the company has no history of profitable operations.

(5)     Fair Value of Financial Instruments The Company's financial instruments consist entirely of cash in bank and a license and a convertible debenture note.  The carrying amounts of such financial instruments, as reflected in the balance sheet, approximate the estimated fair value of the accounts as of December 31, 2001.  The estimated fair value is not necessarily indicative of the amounts the Company could realize in a current market exchange or of future earnings or cash flows.

(6)      Property and Equipment Property and equipment are carried at cost.
         Depreciation and amortization are provided using accelerated and straight-line methods over their useful lives, generally three, five or seven years.  As the Company's property and equipment was purchased at the end of the year, no depreciation was recorded at December 31, 2001.

(7)      License agreement On August 15, 2001, the company entered into a
         License Agreement with Integrated Mineral Technology Limited (IMT)
         whereby the company received the exclusive use of the product
         "Phoslock" for all applicable purposes in the USA, Canada, Mexico,
         Central American and South America.  The Agreement was effective August
         15, 2001 and is for a term of nineteen years and two and one-half months, ending October 31, 2020.  The initial license fee paid by the
         Company was $150,000.  In addition, the Company issued 530,000 shares of the company's common stock to IMT, and the Agreement is subject to certain other conditions.

         When the Company begins commercialization of this license, it will amortize the initial license fee over the then remaining life of the license.

         The Company will pay IMT certain royalties pursuant to the Agreement.
         The Company has an exclusive license to sell and or manufacture the product, Phoslock, in the license territories.  The Agreement provides for minium

                                      F-8

                               Purezza Group, Inc.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements

(7)      License Agreement (Continued) royalty amounts, contracted product pricing and specific use requirements of the product,  as well as mutual benefits and obligations for sub licensing and referrals and various other considerations.

(8)      Related Parties
                (a) Executive employment agreement On October 1, 2001, the
                    Company entered into an Employment Agreement with employee
                    Leonard M. Perle, as President and a member of the Board of
                    Directors, for five years. Pursuant to the Agreement, the
                    base compensation to be paid to Leonard M. Perle for months one through twelve of the employment term is at $60,000
                    annually; for months thirteen through nineteen, at $100,000 annually; for months twenty through twenty-six, at $150,000 annually; for months twenty-seven through thirty-two, at
                    $200,000 annually; for months thirty-three through sixty, at
                    $250,000 annually.

         The number of options which Mr. Perle has received and may exercise at certain levels of Company revenue are as follows:

                      Number of
                       Options             Price             Company Revenue
                    --------------        -------         ---------------------
                        500,000            $ .50                 $ 1,000,000
                        500,000             2.00                   2,000,000
                        500,000             2.50                   4,000,000
                    --------------
          Subtotal    1,500,000

         The number of options which Mr. Perle has received and may exercise at certain levels of Company earnings is as follows:

                      Number of
                       Options            Price             Company Earnings
                   --------------        -------         ---------------------
                       500,000              1.00                   250,000
                       500,000              2.50                   500,000
                       500,000              3.00                   750,000
                     1,000,000              5.00                 1,000,000
                     1,000,000              5.00                 2,000,000
                     1,000,000              7.00                 5,000,000
                     1,000,000              7.00                 7,500,000
                   --------------
          Subtotal   5,500,000
                   --------------

          Total      7,000,000
                   ==============

                                      F-9

ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
          FINANCIAL DISCLOSURE

None

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFIECERS

Our By-Laws contain the following provisions under Section 607.0850 of the
Business Corporation Act: We shall have the power to indemnify any of our directors, officers, employees, or agents under Section 607.0850 of the Business
Corporation Act;

We may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement vote of shareholders or disinterested directors, or otherwise, both as to action in the person's official capacity and as to action in another capacity while holding such office. However, such further indemnification or advancement or expenses shall not be made in those instances specified in Section 607.0850(7)
(a-d) of the Business Corporation Act; Unless otherwise provided by our articles of incorporation, notwithstanding our failure to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction in accordance with Section
607.0850(9) of the Business Corporation Act.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director,  officer or  controlling  person of the  Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling  person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

                                       43

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, which we have incurred or expect to incur in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling
Shareholders will pay no offering expenses.

         ITEM                                    EXPENSE
         -----                                   --------
         SEC Registration Fee                    $    115.77
         Legal Fees and Expenses                 $ 35,000.00
         Accounting Fees and Expenses            $ 25,000.00
         Miscellaneous*                          $         0
         ====================================================
         Total*                                  $ 60,115.77

* Estimated Figure

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On August 31, 2001, we sold 850,000 shares of our common stock  to Gregory Nagel at $0.017 for total consideration of $14,386.

On September 30, 2001, we sold the following founder shares of our common stock to the following persons and entities for $.001 per share:  We sold 5,000 shares to Larry Legel for total consideration of $5.  We sold 520,000 shares to Two
Metres & Offshore Limited for total consideration of $520.   We sold 520,000
shares to Consolidated Alliance Limited for total consideration of $520. We sold
520,000 shares to Environmental Research Corporation for total consideration of
$520.  We sold 400,000 shares to Dorkon Investments Pty Ltd for total consideration of $400.  We sold 500,000 shares to James Dean for total consideration of $500.  We sold 520,000 shares to Isabella Galluzzo for total consideration $520.  We sold 520,000 shares to Bentonite Research Corporation for total consideration of $520.  We sold 500,000 shares to Genesis Research
Corporation for total consideration of $500.  We sold 500,000 shares to Mia
Gemma Limited for total consideration of $500.  We sold 530,000 shares to
Integrated Mineral Technology Limited for total consideration of $530.  We sold
500,000 shares to International Equities Group, Inc. for total consideration of
$500.  We sold 1,500,000 shares to DFM Management, Ltd. for total consideration of $1,500.  We sold 250,000 shares to Scott Pumper for total consideration of
$250. We sold 25,000 shares to Michael Storms for total consideration of $25.
We sold 250,000 shares to Sanzari Family Trust for total consideration of $250.
We sold 900,000 shares to Pro-Finishes, Inc. for total consideration of $900.
We sold 900,000 shares to Leonard M. Perle for total consideration of $900.  We sold 300,000 shares to Rick Tuten for total consideration of $300.  We raised total proceeds of $9,660 from the sale of these 9,660,000 shares

On November 15, 2001, we sold 3,000 shares of our common stock to Warran A. and
Frances F. Ross, at $1.10 for total consideration of $3,000.

On November 16, 2001, we sold 25,000 shares of our common stock to Lloyd
Claycomb at $.001 for total consideration of $25.

                                       44

On November 19, 2001, we sold the following shares of our common stock to the following persons and entities at $.001:  We sold 25,000 shares to Glacier
Marketing International, Inc. for total consideration of $25.  We sold 5,000 shares to Glacier Marketing International, Inc. ESOP for total consideration of
$5.  We sold 10,000 shares to Jasper Marketing, Inc. for total consideration of
$10.  We sold 5,000 shares to Larry and Brenda Legel for total consideration of
$5.  We sold 250,000 shares to W. Douglas Moreland for total consideration of
$250.  We sold 25,000 shares to Michael  P. Porricelli for total consideration of $25.  We sold 250,000 shares to William P. Whalen for total consideration of
$250.  We sold 8,000 shares to C. Beau Greely for total consideration of $8.
We sold 8,000 shares to Bradley J. Scott for total consideration of $8. We raised total proceeds of $586 from the sale of these 586,000 shares.

On November 19, 2001, we issued 5,000 shares to the law firm of Hamilton, Lehrer
& Dargan, P.A., in partial payment for legal services rendered.  The shares issued to the law firm were valued at $0.02 per share, for total consideration of $100.

On November 20, 2001, we sold the following shares of our common stock to the following persons and entity for $1.10 per share.  We sold 68,000 shares to
William Kissner for total consideration of $68,000. We sold 17,500 shares to
Rudolph C. Cane for total consideration of $17,500.  We sold 30,000 shares to
Scott Spackeen for total consideration of $30,000.  We sold 9,000 shares to Rene
Tricou for total consideration of $9,000. We sold 15, 000 shares to Gary Vaughn for total consideration of $15,000.  We sold 10,000 shares to R.S.
Silkscreening, Inc. for total consideration of $10,000.  We raised total proceeds of $149,500 from the sale of these 149,500 shares of our common stock.

On November 27, 2001, we sold the following shares of our common stock to the following persons for $1.10 per shares.  We sold Donald Smith 10,000 shares for total consideration of $10,000.  We sold Kirby Crenshaw 5,000 shares for total consideration of $5,000.  We sold John L. Black 10,000 shares for total consideration of $10,000.  We sold Duane Schaefer 3,000 shares for total consideration of $3,000.  We sold Chris  Fasoldt 5,000 shares for total consideration of $5,000. We sold Robert Lee Ettenger 7,500 shares for total consideration of $7,500. We sold Jeffrey Mantey 11,000 shares for total consideration of $11,000.  We sold Peter F. Hokenson 50,000 shares for total consideration of $50,000. We sold Roy and Gertrude Sprague 15,000 shares for total consideration of 15,000.  We sold John B. Wright 5,000 shares for total consideration of $5,000.  We sold 10,000 shares to Larry T. Grant for total consideration of $10,000.  We raised total proceeds of $131,500 from the sale of these 131,500 shares of our common stock.

On December 14, 2001, we sold 10,000 shares of our common stock to Rich and
Connie Davis, for $1.10 per share and total consideration of $10,000.  On
December 14, 2001, we sold 10,000 shares of our common stock to Richard Hofer for $1.10 per share and total consideration of $10,000. On December 14, 2001, we sold 10,000 shares of our common stock to Michael D. Otto for $1.10 per share and total consideration of $10,000.

                                       45

In summary, as reflected in the above sales, we sold 11,440,000 shares to 51 persons and entities and raised proceeds of $338,657 and received $100 of services in return for a stock issuance.

None of the above issuances involved underwriters, underwriting discounts or commissions.  We placed restrictive legends on all certificates issued.  We relied upon the exemption from registration provided by Regulation D, Section
3(b) and Section 4(2) of the Securities Act of 1933, as amended in offering these shares.  We believed these exemptions were available because:
        o   We are not a blank check company;
        o   Sales were not made by general solicitation or advertising;
        o   We did not pay commissions or any form of remuneration;
        o   We filed a Form D with the Securities and Exchange Commission; and
        o   Sales were made only to accredited investors or investors who represented that they were sophisticated enough to evaluate the risks of the investment.

All of the accredited investors had access to our documents at our business offices.

                                       46

ITEM 27. EXHIBITS
----------------- ---------------------------------------------------------------------
EXHIBIT NUMBER     EXHIBIT DESCRIPTION
----------------- ---------------------------------------------------------------------
        3.1        Articles of Incorporation
----------------- ---------------------------------------------------------------------
        3.2        Bylaws
----------------- ---------------------------------------------------------------------
          5        Legal Opinion of Hamilton, Lehrer & Dargan, P.A.
----------------- ---------------------------------------------------------------------
       10.1        Sales Representative Agreement with Pro-Finishes, Inc.
----------------- ---------------------------------------------------------------------
       10.2        Phoslock License Agreement
----------------- ---------------------------------------------------------------------
       10.3        Letter from Integratd Mineral Technology
----------------- ---------------------------------------------------------------------
       10.4        Employment Agreement with Leonard Perle
----------------- ---------------------------------------------------------------------
       10.5        Debenture Agreement
----------------- ---------------------------------------------------------------------
       23.1        Consent of Durland and Company, Certified Public Accountants
----------------- ---------------------------------------------------------------------
       23.2        Consent of Hamilton, Lehrer & Dargan, P.A. regarding Legal
                   Opinion of Hamilton, Lehrer & Dargan, P.A. as contained in Exhibit 5
----------------- ---------------------------------------------------------------------

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.    To file, during any period in which it offers or sells securities, a post-
effective amendment to  this registration statement to:
      a.  Include any prospectus required by Section 10(a)(3) of the Securities
          Act of 1933;
      b.  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;
      c.  Include any additional or changed material information on the plan of distribution.
2.    That, for determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.    To file a post-effective amendment to remove from registration any of the securities that remains unsold at the end of the offering.

4.    Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and  ontrolling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the
Registrant has been advised that in the opinion of the Securities and Exchange
Commission such indemnification is  against public policy as expressed in the
Act and is, therefore, unenforceable.

5.    In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                       47

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of
Fairfield, State of New Jersey on April 1, 2002.

(REGISTRANT) PUREZZA GROUP, INC.

By /s/ Leonard Perle
-----------------------
       Leonard Perle, President
       (Signatures and Title)

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

   /s/ Leonard Perle                         /s/ Larry Legel
-----------------------------              ------------------------------
       Leonard Perle                             Larry Legel,
       (President, Chairman of the Board,        (Director/Secretary/Treasurer
       Chief Executive Officer)                  Chief Financial Officer)